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Exhibit 10.1-Agreement for Legal Services

                                                                 January 4, 2000


Moyco Technologies, Inc.
200 Commerce Drive
Montgomeryville  PA  18936

Attention: Joseph Sternberg, Esq.

         Re: Alternative Fee Agreement Dentsply International, Inc. v. Moyco Technologies, Inc. (the "Dentsply Case")

Gentlemen:

         Pursuant to our telephone conversation, this letter will set forth the agreement between McAfee & Taft A Professional Corporation ("McAfee & Taft") and Moyco Technologies, Inc. ("Moyco") with respect to satisfaction of our outstanding account balance with McAfee & Taft as of March 31, 1999.

         We have agreed that our outstanding account balance with McAfee & Taft as of March 31, 1999 is $407,192.37. We have also agreed that this account balance will be satisfied as follows:

         1. Since March 31, 1999, Moyco has paid McAfee & Taft $150,000 toward the March 31, 1999 account balance.

         2. The remaining accrued fees of $257,192.37 will be paid by the transfer to McAfee & Taft from Marvin E. Sternberg of 181,500 shares of Moyco common stock (the "Moyco Shares"). These shares will be transferred as soon as possible to McAfee & Taft. As promptly as practicable thereafter, Moyco shall register of the Moyco Shares pursuant to an S-3 Registration with the Securities and Exchange Commission. Moyco agrees to make every reasonable effort to complete and file the S-3 registration as soon as possible. Marvin E. Sternberg agrees to transfer the Moyco Shares to McAfee & Taft by January 18, 2000. Barring unanticipated issues, Moyco fully expects and intends to file its Form S-3 Registration Statement on or about February 4, 2000 and to have it become effective as promptly as practicable thereafter consistent with the rules and practices of the Securities and Exchange Commission.

         3. McAfee & Taft agrees that the Moyco Shares may be liquidated at a rate of no greater than 25,000 shares per month, and at a rate no greater than 1,650 shares per day, unless McAfee & Taft and Moyco agree otherwise. McAfee & Taft also agrees not to sell any of the Moyco Shares at a price below $1.12 per share without Our prior written approval. The foregoing notwithstanding, McAfee & Taft may sell all or a portion of the Moyco Shares directly to a third party pursuant to a private placement with Our prior approval, without being subject to the restrictions set forth in the preceding sentences.

         4. In the event Moyco or its shareholders receive an offer to purchase (by merger or otherwise) 30% or more of the stock of Moyco, Moyco agrees that such sale will not be consummated without providing McAfee & Taft the option of selling all of the Moyco Shares to the offeror.

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         5. Moyco agrees that no options, warrants or other securities will be issued by Moyco which would have the effect of diluting the percentage ownership of McAfee & Taft in Moyco; provided, that nothing herein shall prohibit Moyco from issuing its common stock or other securities in an acquisition transaction approved by its Board of Directors as being in the best interests of Moyco and its shareholders, so long as McAfee & Taft's percentage ownership is diluted proportionately to that of all other shareholders as a result of such transaction.

         If this letter agreement accurately sets forth our understanding, please sign and date the enclosed copy of this letter where indicated and return to me at your convenience.

                                        MCAFEE & TAFT A PROFESSIONAL CORPORATION


                                        By: ____________________________________
                                            Mark E. Burget, Managing Director
ACCEPTED AND AGREED TO
MOYCO TECHNOLOGIES, INC.

By ___________________________________
   Joseph Sternberg
   Vice President and General Counsel

Date: January 4, 2000

ACCEPTED AND AGREED TO

By ____________________________________
   Marvin E. Sternberg

Date: January 4, 2000

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